Exhibit 99.1

Gulf Island Fabrication, Inc. Announces Project Award

HOUSTON--(BUSINESS WIRE)--July 9, 2014--Gulf Island Fabrication, Inc. (NASDAQ: GIFI), announced today that, through its subsidiary Gulf Island Marine Fabricators, L.L.C., it has signed a contract for the fabrication of two 8,000 bhp Twin Screw Diesel River Towboats. Revenue backlog and man-hours associated with this project will be reported in connection with the Company’s announcement of financial results for the quarter ending June 30, 2014.

The Contract includes an option for a third 8,000 bhp Twin Screw Diesel River Towboat that would be included in backlog upon exercise of the option, should the customer elect to do so. The customer’s ability to exercise the option expires March 15, 2015.

Gulf Island Fabrication, Inc., based in Houston, Texas, with fabrication facilities located in Houma, Louisiana, and San Patricio County, Texas, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms “TLPs”, “SPARs”, “FPSOs”, and “MinDOCs”), piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, towboats, liftboats, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

CONTACT:
Gulf Island Fabrication, Inc.
Kirk J. Meche, 713-714-6100
Chief Executive Officer
or
Jeffrey M. Favret, 713-714-6100
Chief Financial Officer